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                                                                    Exhibit 23.2



INDEPENDENT AUDITOR'S CONSENT

We hereby consent to the incorporation by reference in the Registration Statements of InKine Pharmaceutical Company, Inc. on Form S-8 (Nos. 333-58063, 333-58065) and on Form S-3 (No. 333-42647) of our report dated July 24, 1997 relating to the statements of operations, changes in shareholders' equity and cash flows of InKine Pharmacuetical Company, Inc. for the year ended June 30, 1997 and for the period from July 1, 1993 (commencement of operations) through June 30, 1997, which report is included in the annual report InKine Pharmaceutical Company, Inc. on Form 10-K for the year ended June 30, 1999.


/s/  Richard A. Eisner & Company, LLP

New York, New York
September 28, 1999